Exhibit 10.3

CONSULTANT AGREEMENT

THIS CONSULTANT AGREEMENT (this “Agreement”) is entered into as of this 27th day of June, 2006, by and between GERALDINE A. HENWOOD, 3 Jorrocks Lane, Malvern, PA 19355 (“CONSULTANT”), and AUXILIUM PHARMACEUTICALS, INC. with an office located at 40 Valley Stream Parkway, Malvern, PA 19355 (“AUXILIUM”).

WHEREAS, AUXILIUM is engaged in the development and sale of pharmaceutical products; and

WHEREAS, CONSULTANT has expertise in the pharmaceutical industry, notably in the business of AUXILIUM and is now serving as AUXILIUM’s Chief Executive Officer and Interim President; and

WHEREAS, AUXILIUM and CONSULTANT wish to enter into this Agreement for CONSULTANT to provide certain services to AUXILIUM following the termination of CONSULTANT’s employment as Chief Executive Officer and Interim President on July 17, 2006;

NOW, THEREFORE, for good and valuable consideration, AND INTENDING TO BE LEGALLY BOUND, CONSULTANT and AUXILIUM hereby agree as follows:

1.	Duties and Responsibilities of CONSULTANT

1.1.	(a) Upon the request of AUXILIUM, CONSULTANT shall provide advice and support on a variety of matters related to AUXILIUM’S business (the “Services”).

(b) CONSULTANT shall dedicate up to 20% of her working time (representing approximately one day per week) to the performance of the Services during the term of this Agreement, unless the parties agree otherwise. AUXILIUM will reasonably accommodate CONSULTANT’s schedule with regard to other work for which she may be responsible.

1.2.	CONSULTANT agrees to provide the Services in accordance with: (a) all applicable state and federal laws and regulations including, without limitation, the federal Food Drug and Cosmetic Act and specifically including standards of Good Clinical Practices, Good Laboratory Practices and Good Manufacturing Practices; and (b) the standards and practices that are generally accepted in the industry and exercised by other persons engaged in performing similar services.

1.3	During the term of this Agreement, AUXILIUM will supply to CONSULTANT for her use a laptop computer at AUXILIUM’s expense.

2.	Payment for Services

2.1.	AUXILIUM shall pay to CONSULTANT a monthly retainer in the amount of $20,262.50 on or about the first day of each month during the term of this Agreement, with the total amount of $162,100 to be paid no later than March 1, 2007.

2.2	AUXILIUM shall reimburse CONSULTANT for reasonable travel expenses incurred by CONSULTANT in connection with the Services upon submission to and approval by AUXILIUM of appropriate supporting documentation. With respect to air travel, AUXILIUM will only reimburse for economy class travel. All expenses must be submitted to:

Accounts Payable Department

Auxilium Pharmaceuticals, Inc.

40 Valley Stream Parkway

Malvern, PA 19355

3.	Term

3.1	The term of this Agreement shall commence on July 17, 2006 and shall continue until March 15, 2007, unless sooner terminated pursuant to Section 10.

4.	Conflicts of Interest

4.1.	CONSULTANT represents and warrants that CONSULTANT is authorized to enter into this Agreement and that the terms of this Agreement are not inconsistent with or a violation of any contractual or other legal obligation to which CONSULTANT is subject.

4.2	While performing the Services, CONSULTANT agrees not to accept any contract, or otherwise perform any services that may present a conflict of interest with the work being performed for AUXILIUM, as reasonably determined by AUXILIUM.

5.	Confidentiality

5.1.	All information, know-how, trade secrets, data (technical or non-technical) or confidential information concerning operations, organization, business or finances of AUXILIUM and/or its subsidiaries, subdivisions or affiliates, in whatever form, that CONSULTANT learns, generates or acquires in conjunction with the performance of the Services (collectively, “Confidential Information”) is deemed to be the confidential and proprietary information of AUXILIUM. Confidential Information includes, but is not limited to, trade secrets, ideas, inventions, research and development work, work-in-process, products, methods, procedures, technology, computer software, data bases and programming, test data and data files, know-how, designs, specifications, programs, standard operating procedures, policies, guidelines, processes, formulations and unpublished data, personnel, staffing, cost, profit, marketing, sales, engineering and manufacturing data and information, client, customer, supplier and investigator lists and data, and proposals and contracts (including specifically this Agreement), salary structure/compensation information, pricing strategies, budgets and other related data, financial information and projections, services, techniques and any other information which, if divulged to a third party, could have an adverse impact on AUXILIUM, or on any third party to which AUXILIUM owes a confidentiality obligation.

5.2.	All information, know-how, trade secrets, data (technical or non-technical) or other confidential information concerning the operations, projects, organization, business or finances of any third party to which AUXILIUM owes a duty of confidentiality, in whatever form, that CONSULTANT learns, generates or acquires in conjunction with the performance of the Services is deemed to be Confidential Information and proprietary information of such third party.

5.3.	CONSULTANT agrees that she shall not at any time, whether during or after the termination of her status as a consultant to AUXILIUM, (a) use any Confidential Information for any purpose other than performing CONSULTANT’s obligations under this Agreement; or (b) disclose or otherwise make available, directly or indirectly, any item of Confidential Information to anyone other than those of CONSULTANT’s employees, independent contractors or agents who CONSULTANT reasonably believes need to know the same in the performance of CONSULTANT’s obligations under this Agreement. CONSULTANT shall advise her employees, independent contractors and agents who have access to any Confidential Information of the confidential nature thereof, and agrees that such persons will be bound by terms of confidentiality with respect thereto that are at least as restrictive as the terms of this Section 5.

5.4.	Upon the completion or earlier termination of this Agreement, or at any time upon AUXILIUM’s request, CONSULTANT shall promptly return to AUXILIUM all written Confidential Information.

5.5.	The obligations set forth in this Section 5 do not apply to the extent any disclosed Confidential Information: (a) is or becomes part of the public domain through no fault of CONSULTANT; (b) is disclosed to CONSULTANT by a third party entitled to disclose it; or (c) is required by law to be disclosed; provided, however, that, in the case of clause (c), CONSULTANT shall notify AUXILIUM prior to such disclosure.

6.	Independent Contractor

6.1.	CONSULTANT acknowledges that CONSULTANT is an independent contractor and agrees that:

(a)	CONSULTANT is engaged by AUXILIUM to undertake the Services for a limited period of time;

(b)	Nothing in this Agreement shall be construed to create a partnership, joint venture, employment or similar relationship between CONSULTANT and AUXILIUM;

6.2.	AUXILIUM acknowledges and agrees that CONSULTANT has the right to control the progress of the Services and is responsible for the successful completion of the Services. AUXILIUM further acknowledges that CONSULTANT is free to perform similar services for others and, subject to the provisions of Sections 4 and 8, will not restrict or otherwise interfere with CONSULTANT’s ability to perform such services.

7.	Intellectual Property

7.1.	If at any time or times during the term of this Agreement, CONSULTANT shall (either alone or with others), make, conceive, create, discover, invent or reduce to practice any invention, modification, discovery, design, development, improvement, process, software program, work of authorship, documentation, formula or data (collectively, “Developments”), whether or not patentable or registrable under patent, copyright, trademark or similar statutes or subject to analogous protection (collectively, “Legal Protection”) that (a) relate to CONSULTANT’S work or business with AUXILIUM (including, without limitation, any of the products or services being developed, manufactured or sold by AUXILIUM), (b) result from the performance of the Services, or (c) result from the use of premises or personal property (whether tangible or intangible) owned, leased or contracted for by AUXILIUM, such Developments, and any rights that CONSULTANT may have or acquire therein in any country throughout the world, and their resulting benefits (collectively, “Rights”) are and shall immediately become the sole and absolute property of AUXILIUM, as “work made for hire” or otherwise.

7.2.	CONSULTANT hereby assigns to AUXILIUM, without further compensation, all of CONSULTANT’s Rights with respect to the Developments. To ensure AUXILIUM’s ownership of the Developments, CONSULTANT shall promptly:

(a)	Disclose each Development to AUXILIUM (or any persons designated by it), and without disclosing the same to others, communicate to AUXILIUM all available information relating to the Developments (with all necessary plans and models); and

(b)	Whether during or after the termination of its status as a CONSULTANT to AUXILIUM, at the request and cost of AUXILIUM, sign, execute, make and do all such deeds, documents, acts and things as AUXILIUM and its duly authorized agents may reasonably require to (i) apply for, obtain, register, vest, renew and restore, in the name of AUXILIUM alone (unless AUXILIUM otherwise directs), any Rights with respect to the Developments under Legal Protection in any country throughout the world; and (ii) defend any judicial, opposition or other proceedings, petitions or applications in respect of such Legal Protection relating to a Development, or the revocation thereof. After expiration of this Agreement on March 15, 2007 or after termination of this Agreement by Auxilium, to the extent that CONSULTANT shall be required to provide services to AUXILIUM pursuant to this paragraph (b), then AUXILIUM shall compensate CONSULTANT at the rate of $500 per hour for such services, or at such other rate as the parties shall agree.

7.3.	In the event AUXILIUM is unable, after reasonable effort, to secure CONSULTANT’s signature on any application for Legal Protection relating to a Development, CONSULTANT hereby irrevocably appoints AUXILIUM and its duly authorized officers and agents as CONSULTANT’s agent and power of attorney, to act for and in CONSULTANT’s behalf and stead to execute and file any such applications or other documents and to do all other lawfully permitted acts to further the issuance and prosecution of Legal Protection thereon with the same legal force and effect as if executed by CONSULTANT.

8.	Warranties

8.1.	CONSULTANT represents and warrants that CONSULTANT has never been and is not currently:

(a)	An individual who has been debarred or convicted of a crime for which a person can be debarred by the U.S. Food and Drug Administration (the “FDA”) under 21 U.S.C. §335a (a) or (b), or by any other regulatory agency (a “Debarred Individual”), from providing services in any capacity to a person or entity that has an approved or pending drug product application, or an employer, employee or partner of a Debarred Individual; or

(b)	A corporation, partnership, or association that has been debarred by the FDA under 21 U.S.C. §335a (a) or (b), or by any other regulatory agency (a “Debarred Entity”), from submitting or assisting in the submission of an abbreviated new drug application, or an employee, partner, shareholder, member, subsidiary or affiliate of a Debarred Entity.

8.2.	CONSULTANT further represents and warrants that CONSULTANT has not been convicted of or pled guilty or no contest to a crime or been sanctioned by a federal or state law enforcement, regulatory, or licensing agency.

8.3.	CONSULTANT further represents and warrants CONSULTANT has no knowledge of any circumstances which may affect the accuracy of the representations set forth in Sections 8.1 or 8.2, and that CONSULTANT will immediately notify AUXILIUM in the event of any such debarment, conviction, threat or indictment occurring during the term of this Agreement.

8.4.	CONSULTANT warrants that CONSULTANT will comply with all applicable requirements of the Health Insurance Portability and Accountability Act, 45 CFR§160 et seq. (“HIPAA”) relating to the use and or disclosure of Protected Health Information as defined in 45 CFR§ 164.501.

9.	Restrictions on Announcements

CONSULTANT shall not make any announcement, oral presentation or publication relating to the Services without AUXILIUM’s prior written consent, except as required by law or by court or administrative order, provided however, that prior written notice is provided to AUXILIUM and that AUXILIUM has the opportunity to appeal such requirement. CONSULTANT shall not employ or use the name of AUXILIUM in any publication or promotional material or in any form for public distribution, without the prior written consent of AUXILIUM.

10.	Termination

10.1.	Either party may terminate this Agreement at any time and for any reason upon a minimum of thirty (30) days’ prior notice to the other party. In the event of any such early termination of some or all of the Services, CONSULTANT shall assemble and turn over in an orderly fashion to authorized representatives of AUXILIUM all documents, write-ups, notes, computer programs and other material related thereto. In the event of termination by AUXILIUM, AUXILIUM shall pay any amounts owing pursuant to Section 2.1 hereof that have not yet been paid as of the date of termination of this Agreement, with the result that CONSULTANT shall be paid a total of $162,100 on or before March 1, 2007. For the avoidance of doubt, if AUXILIUM terminates this Agreement on November 15, 2006 after having made four monthly payments of $20,262.50 (for a total of $81,050), AUXILIUM shall be obligated to pay an additional $81,050 to CONSULTANT on or before March 1, 2007. In the event of termination by CONSULTANT, AUXILIUM shall pay to CONSULTANT any amounts owing pursuant to Section 2.1 hereof as of the date of termination. For the avoidance of doubt, if CONSULTANT terminates this Agreement on November 15, 2006 after having received four monthly payments of $20,262.50 (for a total of $81,050), AUXILIUM shall not be obligated to make any further payments to CONSULTANT.

10.2.	Either party shall have the right at any time to cancel this Agreement for non-performance or material breach of this Agreement by the other party, which non-performance or material breach has not been cured after 30-days written notice of the same; provided, however, that no such termination of this Agreement shall relieve a breaching party of any liability or obligation it might otherwise have.

10.3	If CONSULTANT is in violation of Section 4, 5, 6 or 7 of the Employment Agreement, dated June 5, 2004, AUXILIUM shall have the right to terminate this Agreement and immediately cease making the payments required hereunder.

10.4	In the event that AUXILIUM terminates this Agreement upon the death or disability of CONSULTANT, AUXILIUM shall pay any amounts owing pursuant to Section 2.1 hereof that have not yet been paid as of the date of termination of this Agreement, with the result that CONSULTANT shall be paid a total of $162,100 on or before March 1, 2007. For the avoidance of doubt, if AUXILIUM terminates this Agreement on November 15, 2006 after having made four monthly payments of $20,262.50 (for a total of $81,050), AUXILIUM shall be obligated to pay an additional $81,050 to CONSULTANT or in the event of CONSULTANT’S death, her estate, on or before March 1, 2007.

11.	Equitable Relief

CONSULTANT agrees that any breach of Sections 4, 5 or 7 of this Agreement will cause irreparable damage to AUXILIUM and that in the event of such breach, AUXILIUM shall have, in addition to any and all remedies at law, the right to an injunction, specific performance or other equitable relief to prevent the violation of CONSULTANT’s obligations hereunder.

12	Indemnification

If CONSULTANT becomes involved in any capacity in any action, claim, proceeding or investigation brought or threatened by or against any person, including AUXILIUM’s stockholders, related to, arising out of or in connection with this Agreement, AUXILIUM will, subject to the qualifications below, reimburse CONSULTANT for its reasonable legal and other expenses (including the cost of any investigation and preparation) upon receipt of documentation of such expenses incurred in connection therewith, provided, however, that in the event that CONSULTANT is found liable, CONSULTANT shall reimburse all such expenses to AUXILIUM. AUXILIUM will indemnify and hold harmless CONSULTANT from and against any losses, claims, damages, liabilities or expense to which CONSULTANT may become subject under any applicable federal or state law, or otherwise, related to, arising out of or in connection with this Agreement, whether or not any pending or threatened action, claim, proceeding or investigation giving rise to such losses, claims, damages, liabilities or expense is brought by or on AUXILIUM’s behalf and whether or not in connection with any action, proceeding or investigation in which AUXILIUM or CONSULTANT are a party, except to the extent that any such loss, claim, damage, liability or expense is found by a court of competent jurisdiction in a judgment which has become final in that it is no longer subject to appeal or review, or is stipulated as part of a settlement the terms of which have been approved by CONSULTANT, or is found in a final arbitrator’s award to have resulted primarily from CONSULTANT’s bad faith or gross negligence. AUXILIUM also agrees that CONSULTANT shall have no liability (whether direct or indirect, in contract or tort or otherwise) to AUXILIUM or its security holders or creditors related to, arising out of or in connection with this Agreement (whether or not any pending or threatened action, claim, proceeding or investigation giving rise to such losses, claims, damages, liabilities or expense is brought by AUXILIUM or on its behalf and whether or not in connection with any action, proceeding or investigation in which AUXILIUM or CONSULTANT are a party) except to the extent that any loss, claim, damage or liability is found by a court of competent jurisdiction in a judgment which has become final in that it is no longer subject to appeal or review to have resulted primarily from CONSULTANT’s bad faith or gross negligence. If multiple claims are brought against CONSULTANT in an arbitration related to, arising out of or in connection with this Agreement, with respect to at least one of which such claims indemnification is permitted under applicable law, AUXILIUM agrees that any arbitration award shall be conclusively deemed to be based on claims as to which indemnification is permitted and provided for hereunder, except to the extent the arbitration award expressly states that the award, or any portion thereof, is based solely on a claim as to which indemnification is not available.

13.	Entire Agreement

This Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof, and supersedes any and all prior and contemporaneous communications, representations, agreements or understandings, whether oral or written. No amendment or modification of this Agreement shall be binding unless in a writing signed by both parties.

14.	Construction of Agreement

The failure of either party to enforce any provision of this Agreement shall not be construed as a waiver or limitation of that party’s right to subsequently enforce and compel strict compliance with every provision of this Agreement. If any provision of this Agreement or the application thereof shall be invalid or unenforceable, the remainder of this Agreement shall be unaffected thereby and each remaining term or provision of this Agreement shall be valid and be enforced to the fullest extent permitted by law. This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Pennsylvania, without regard to provisions of conflicts of law. Any lawsuit arising from or related to this Agreement shall be brought exclusively before the United States District Court for the Eastern District of Pennsylvania or any Commonwealth court sitting in Chester County, Pennsylvania, and each party hereby consents to the jurisdiction of any such court.

15.	Assignment

Neither CONSULTANT nor AUXILIUM may assign this Agreement or any rights hereunder or delegate the performance of any duties hereunder without the prior written approval of the other party, which approval shall not be unreasonably delayed or withheld; provided, however, that without such consent, AUXILIUM may assign this Agreement to an affiliate or in connection with the transfer or sale of all or substantially all of its assets, stock or business, or its merger, consolidation or combination with or into another entity. Subject to the foregoing, this Agreement shall be binding upon, inure to the benefit of and be enforceable by the respective heirs, administrators, successors and permitted assigns of the parties.

16.	Survival

Any terms of this Agreement which by their nature extend beyond its performance, expiration or termination (including, without limitation, Sections 5, 7, 11 and this Section 16) shall survive any termination or expiration of this Agreement, however caused.

17.	Notices

Any notices given under this Agreement shall be in writing and shall be given by personal delivery, or sent by (a) facsimile transmission (with message confirmed during normal business hours); (b) first class mail, postage prepaid; or (c) Federal Express (or equivalent overnight delivery service), delivery charges prepaid. All notices shall be given to a party at its respective address set forth below, or at such other address as such party may specify by notice in accordance with this Section 17. A notice shall be deemed given when actually received; provided, that if any facsimile notice is received after 5:00 P.M. local time at the place of receipt, it shall be deemed to have been given as of the next following business day.

18.	Signatories

This Agreement may be executed in counterparts, each of which, when executed and delivered, shall be deemed to be an original, and all of which, when joined, shall together constitute one and the same agreement. Any photocopy or facsimile of this Agreement, or of any counterpart, shall be deemed the equivalent of an original.

ACCEPTED AND APPROVED BY AND BETWEEN:

GERALDINE A. HENWOOD		AUXILIUM PHARMACEUTICALS, INC.

By:	/s/ Geraldine A. Henwood	By:	/s/ James E. Fickenscher
Print Name:	Geraldine A. Henwood	Name:	James E. Fickenscher
		Title:	Chief Financial Officer